Exhibit 99.1

Press Release May 9, 2025	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Announces Operational Senior

Leadership Transitions

FORT WAYNE, INDIANA, May 9, 2025 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced operational senior leadership transitions for Glenn Pushis and Miguel Alvarez.

Glenn Pushis, Senior Vice President Special Projects

Glenn Pushis will be retiring from Steel Dynamics effective October 1, 2025, to pursue a position as the Chief Executive Officer of McBride Capital Partners “Project Aero”, a U.S. based company that plans to construct a titanium manufacturing facility in North Carolina. Post October 1, 2025, he will continue to provide consulting services to Steel Dynamics through commissioning of the company’s new aluminum flat rolled facilities during the year. Mr. Pushis joined Steel Dynamics in 1994. Most recently, he was responsible for the successful design and construction of the company’s new 650,000 metric ton state-of-the-art lower-carbon, recycled aluminum flat rolled products mill in Columbus, Mississippi with two satellite recycled aluminum slab centers in the Southwestern United States and Northcentral Mexico. From 2019 until 2022, Mr. Pushis was responsible for the successful design and construction of the company’s Sinton Flat Roll Division, developed to serve the Southwestern United States and Mexico. He has extensive experience in this capacity and has been instrumental in numerous construction projects for Steel Dynamics since its founding. Prior to that, Mr. Pushis served as Senior Vice President, Long Products Steel Group, responsible for the company’s four long product steel mills. Mr. Pushis has held various operational and leadership roles, including roles within the Engineered Bar Products Division and the Butler Flat Roll Division. He was also part of the team that constructed the company’s first steel mill in Butler, Indiana.

Miguel Alvarez, Senior Vice President Aluminum Group

Miguel Alvarez will assume responsibility and oversight for the company’s aluminum operations, effective October 1, 2025. These responsibilities include leadership of the company’s new strategic aluminum investments which are currently being commissioned under Mr. Pushis’ leadership, as well as an ancillary recycled aluminum deox-rod facility. Mr. Alvarez joined the company in 2019 as Senior Vice President, Southwest U.S. and Mexico to support the company’s steel and metals recycling growth strategy in that region, where he utilized his extensive knowledge of flat rolled steel operations and gained considerable knowledge of the metals recycling business. Based on his success, he was promoted to lead the company’s metals recycling platform in March 2022, where he has led the transformation and growth of this platform. Prior to joining Steel Dynamics, Mr. Alvarez held numerous senior leadership positions within the steel industry beginning in 2004.

The company has an intentional leadership development and succession process and will announce the new senior leader for its metals recycling platform in the coming weeks.

“Since joining Steel Dynamics at our founding, Glenn’s enthusiasm and spirit of excellence have been incredible assets to our company,” said Mark D. Millett, Founder, Chairman, and Chief Executive Officer. “Glenn has been instrumental in the successful construction of many of our greenfield growth investments, including our Sinton Texas flat rolled steel mill and currently our strategic investments in aluminum flat rolled products. He was an influential contributor to the overall leadership of our company for many years. I, along with our board and the entire Steel Dynamics family, wish Glenn the very best with his new endeavor within the titanium industry.

“I am extremely pleased to announce that Miguel will be assuming leadership of our growing aluminum platform,” continued Millett. “Since joining us in 2019, Miguel has helped grow our flat rolled steel and metals recycling presence in North America and has passionately led his teams to new levels of service, efficiency, supply chain solutions, and excellence. He has also been a key team member in the overall leadership of Steel Dynamics.”

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company is also currently investing in aluminum operations to further diversify its product offerings, with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Contact: Investor Relations — +1.260.969.3500

SOURCE Steel Dynamics, Inc.